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                                                       Exhibit 99.23(d)(viii)

                        Addendum to Management Agreement
                               between Lord Abbett
                     Investment Trust and Lord, Abbett & Co.
                    DATED: OCTOBER 20, 1993 (THE "AGREEMENT")

          Lord, Abbett & Co. LLC and Lord Abbett Investment Trust (the "Trust") on behalf of Lord Abbett Convertible Fund (the "Fund Series") do hereby agree that (a) the annual management fee rate for the Fund Series with respect to paragraph 2 of the Agreement shall be as follows: 0.70 of 1% of the first $1 billion of average daily net assets of Lord Abbett Convertible Fund, 0.65 of 1% of the next $1 billion of such assets and 0.60 of 1% of such assets in excess of $2 billion.

          For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund Series.


                                               LORD, ABBETT & CO. LLC


                                               BY:   /s/ Paul A. Hilstad
                                                   ---------------------------
                                                     Member


Lord Abbett Investment Trust
(on behalf of Lord Abbett Convertible Fund)

BY: /s/ Christina T. Simmons
    --------------------------------------------
        Vice President & Assistant Secretary


Dated: As of June 30, 2003